Exhibit 99.2

AMENDMENT TO

THE OFFERPAD SOLUTIONS INC. 2021 INCENTIVE AWARD PLAN

THIS AMENDMENT TO THE OFFERPAD SOLUTIONS INC. 2021 INCENTIVE AWARD PLAN (this “Amendment”) is made and adopted by Offerpad Solutions Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has delegated authority to its Compensation Committee to serve as the “Administrator” of the Plan (as defined in and within the meaning of the Plan) and, pursuant to Section 3.2 of the Plan, the Board may re-vest in itself the authority to serve as the Administrator of the Plan at any time;

WHEREAS, pursuant to Section 10.4 of the Plan, the Plan may be amended by the Administrator at any time, subject to the terms of the Plan; and

WHEREAS, the Board has adopted this Amendment, effective as of June 17, 2025 (the “Amendment Effective Date”), subject to approval by the stockholders of the Company within twelve months following the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, effective as of the Amendment Effective Date, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 10.7 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, and to the fullest extent permitted by Applicable Laws and the Company’s certificate of incorporation and bylaws, (a) no individual acting as a director, officer, other employee or agent of the Company or a Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary and (b) the Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.”

2.	Section 10.15 of the Plan is hereby amended and restated in its entirety to read as follows:

“10.15 Conformity to Applicable Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.”

3.	Section 11.2 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.2 “Applicable Laws” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.”

4.	Section 11.28 of the Plan is hereby amended and restated in its entirety to read as follows:

“11.28 “Overall Share Limit” means the sum of (a) 5,340,535 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2026 and ending on and including January 1, 2031 equal to the lesser of (i) a number of Shares such that the aggregate number of Shares available for grant under the Plan immediately following such increase shall be equal to 5% of the number of Fully-Diluted Shares on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.”

5.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve months of the date hereof. Awards may be granted or awarded out of the increase to the Overall Share Limit pursuant to this Amendment prior to such stockholder approval; provided that no Shares shall be issued upon the exercise, vesting, distribution or payment of any such Awards prior to the time when this Amendment is approved by the Company’s stockholders; and provided, further, in the event the stockholders of the Company do not approve this Amendment within twelve months of the date hereof, all Awards previously granted or awarded out of the increase to the Overall Share Limit pursuant to this Amendment shall thereupon be cancelled and shall become null and void, and the Plan, as in effect prior to the adoption of this Amendment, and all Awards thereunder, shall continue in full force and effect in accordance with their terms.

6.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of Offerpad Solutions Inc. on June 17, 2025 and was approved by the stockholders of Offerpad Solutions Inc. on July 30, 2025.

Offerpad Solutions Inc.

By:	/s/ Adam Martinez
Adam Martinez
Chief Legal Officer

Date: July 30, 2025